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                                                               EXHIBIT (A)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase dated March 13, 2000 and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal which are being mailed to shareholders of Shaw Industries, Inc. Shaw is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Shaw becomes aware of any jurisdiction where the making of the offer or the acceptance of shares in the offer is not in compliance with applicable law, Shaw will make a good faith effort to comply with the applicable law. If, after a good faith effort, Shaw cannot comply, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of Shaw by Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager of this offer, or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                    NOTICE OF OFFER TO PURCHASE FOR CASH

                                     BY

                            SHAW INDUSTRIES, INC.

                  UP TO 12,000,000 SHARES OF ITS COMMON STOCK

              (INCLUDING THE ASSOCIATED SERIES A PARTICIPATING
                      PREFERRED STOCK PURCHASE RIGHTS)

   AT A PURCHASE PRICE NOT IN EXCESS OF $13.50 NOR LESS THAN $11.50 PER SHARE

     Shaw Industries, Inc., a Georgia corporation, invites its shareholders to tender shares of its common stock, including the associated rights to purchase preferred stock, at a price not in excess of $13.50 nor less than $11.50 per share in cash, as specified by shareholders tendering their shares.

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 7, 2000,
                         UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

     SHAW'S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NEITHER SHAW NOR SHAW'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. EACH SHAREHOLDER MUST MAKE THEIR OWN DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. SHAW HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     As promptly as practicable following the expiration of the offer, Shaw will purchase up to 12,000,000 shares or such lesser number of shares as are properly tendered (and not properly withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the expiration of the offer at a price (determined in the manner set forth below) not in excess of $13.50 nor less than $11.50 per share, net to the seller in cash, without interest.

     Shaw will select the per share purchase price that will allow it to purchase up to 12,000,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) at a price not in excess of $13.50 nor less than $11.50 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the offer, including the proration, odd lot priority and conditional tender provisions. For purposes of the offer, Shaw will deemed to have accepted for payment (and thereby purchased) shares properly tendered at or below the purchase price and not properly withdrawn (subject only to proration, odd lot priority and conditional tender provisions of the offer) only when, as and if Shaw gives oral or written notice to the Depositary of its acceptance of such shares for payment pursuant to the offer. Payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at The Depositary Trust Company), a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. Shaw is making the offer because the Board of Directors believes that, given the current market price of the shares and Shaw's financial condition and outlook, the purchase of shares at this time is a prudent use of its financial resources, taking into account the increased interest expense associated with the borrowing required in connection with the offer. In addition, this offer allows shareholders an opportunity to exit all or part of their investment in Shaw on potentially more favorable terms than would otherwise be available.

     Upon the terms and subject to the conditions of the offer, if more than 12,000,000 shares are properly tendered at prices at or below the purchase price, the shares will be purchased in the following order: (a) first, Shaw will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the selected purchase price, and (b) second, after purchasing all shares from "odd lot holders," subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Shaw will then purchase shares from all other shareholders who properly tender shares at or below the selected purchase price, on a pro rata basis. Consequently, all of the shares that shareholders tender in the offer may not be purchased even if they are tendered at or below the purchase price.

     Shaw expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to EquiServe Trust Company, N.A., the Depositary, and making a public announcement thereof.

     Shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer and, unless theretofore accepted for payment by Shaw pursuant to the offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Friday, May 5, 2000. See Section 4 of the Offer to Purchase.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Shaw's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers below.

     Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished promptly at Shaw's expense.

                   The Information Agent for the offer is:

                   CORPORATE INVESTOR COMMUNICATIONS, INC.

                              111 Commerce Road
(CIC Logo)            Carlstadt, New Jersey 07072-2586
                Banks and Brokers call collect (800) 346-7885
                  All others call Toll Free (877) 977-6197

                    The Dealer Manager for the offer is:

                             MERRILL LYNCH & CO.

                           World Financial Center
                                 South Tower
                          New York, New York 10281
                        (212) 236-3790 (call collect)

March 13, 2000